Exhibit 99.1

            Kerr-McGee Announces Retirement of Senior Vice President
            --------------------------------------------------------
                           of Chemicals Pete Woodward
                           --------------------------

     Oklahoma City, Aug. 13, 2004 - Kerr-McGee Corp.  (NYSE: KMG) announced that
W. Peter Woodward, senior vice president responsible for chemicals, will retire on Sept. 17, 2004. Tom Adams, vice president and general manager of the Pigment Division, will serve as interim head of the company's chemical businesses.
     Woodward, a native of Orchard Beach, Maryland, joined Kerr-McGee in 1972 as operations manager in the company's agricultural chemical's unit. He held positions of increasing responsibility including national sales manager for soda ash, director of sales and marketing of electrochemicals, vice president of quality, and business director for pigment. He became senior vice president of marketing in 1996 and was named to his current position in 1997.
     Woodward served on the board of directors of Avestor Corp., Kerr-McGee's Montreal-based joint venture with Hydro-Quebec. He is a past chairman of the board of directors for the Company's Tiwest Joint Venture in Australia, and is also a past president of the Oklahoma City Petroleum Club.
     "Pete has been instrumental in the success of our chemical business," said Luke R. Corbett, chairman and chief executive officer. "He is a true leader, who inspires, motivates and empowers others to bring visions to reality. Under his leadership, we have grown our gross pigment production capacity more than three-fold to become the world's third-largest producer and marketer of titanium dioxide.
     "As part of our succession process, Tom and Pete have been working closely for the past year, first on the Avestor and stored power projects, and more recently with Tom's role as vice president and general manager of pigments," said Corbett.
     Adams has been with Kerr-McGee for more than 20 years. He started in the Oil & Gas unit as a reservoir engineer and served in roles of increasing responsibility in this group prior to being promoted to vice president of Information Management & Technology in 2000 as part of Kerr-McGee's program to broaden key executives. In 2003, he became the corporate vice president of strategic planning and business development, responsible for business strategies, financial planning, supply chain management and stored power systems. Adams also was appointed to the board of directors for the Avestor joint venture. He was promoted to vice president and general manager of the Pigment Division in May of this year.
     Adams holds a bachelor of science degree in petroleum engineering from the University of Texas in Austin and an MBA in finance from Southern Methodist University in Dallas.
     Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $14 billion.
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